EXHIBIT 10.20

LOAN AND SECURITY AGREEMENT
THOMAS WEISEL CAPITAL MANAGEMENT LLC, THOMAS
WEISEL VENTURE PARTNERS LLC, THOMAS WEISEL
HEALTHCARE VENTURE PARTNERS LLC AND
TAILWIND CAPITAL PARTNERS LLC

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Exhibit 10.20
This LOAN AND SECURITY AGREEMENT, dated as of June 30, 2004, between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054 with a loan production office located at 3000 Sand Hill Rd., Ste. 150, Bldg. 3, Menlo Park, California 94025, and THOMAS WEISEL CAPITAL MANAGEMENT LLC, a Delaware Limited Liability Company (“Capital Management”), THOMAS WEISEL VENTURE PARTNERS LLC, a Delaware Limited Liability Company (“Venture Partners”), THOMAS WEISEL HEALTHCARE VENTURE PARTNERS LLC, a Delaware Limited Liability Company (“Healthcare Partners”), and TAILWIND CAPITAL PARTNERS LLC, a Delaware Limited Liability Company (“Tailwind”; collectively with Capital Management, Venture Partners and Healthcare Partners “Borrower” and Capital Management, Venture Partners, Healthcare Partners and Tailwind, as appropriate, individually and each “Borrower”), provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:
1. ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any other Loan Document.
2. LOAN AND TERMS OF PAYMENT
2.1 Revolving Advances; Term Amortization; Use of Proceeds.
     (a) Advances. During the Draw Period, Bank will make Advances not exceeding the Committed Credit Facility. Amounts borrowed under this section may be repaid and reborrowed during the Draw Period.
     (b) Advance Procedure. To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific Time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations that have become due. Bank may rely on any telephone notice given by a person whom Bank believes in good faith is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance if reasonably made in good faith.
     (c) Use of Advance Proceeds. Borrower shall use Advance proceeds exclusively for the purpose of funding its capital contribution and co-investment obligations to the Funds.
2.2 Payments.
     (a) Scheduled Payments. Interest on the Advances accrues at the rate described in Section 2.3(a) and is payable monthly on the                                          day of the month, commencing July ___, 2004. Commencing July                     , 2006, the aggregate Advances outstanding on such date shall be repayable in 12 equal monthly installments, together with accrued interest, with the first installment due on such date and each remaining installment due on the corresponding day of the subsequent calendar months. The Committed Credit Facility principal, plus accrued interest, is due on the Maturity Date.
     (b) Voluntary Prepayments. Borrower may, from time to time after the Draw Period and upon five (5) days’ notice to Bank, prepay the Advances principal outstanding in whole or in part. All principal prepayments shall be accompanied by payment of the accrued interest with respect to such principal. A prepayment shall be applied to the principal installments in the inverse order of maturity.

     (c) Reborrowing Prohibited. When repaid after the Draw Period, an Advance may not be reborrowed.
2.3 Interest Rate, Payments.
     (a) Interest Rate. Advances accrue interest on the outstanding principal balance at a per annum rate equal to the greater of (i) one half of one percentage point (0.5%) above the Prime Rate, and (ii) 4.5%. After an Event of Default, Obligations accrue interest at 5 percent above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.
     (b) Payments. Bank may debit any of Borrower’s deposit accounts including Account Number                                          for principal and interest payments owing or any amounts Borrower owes Bank under the Loan Documents. Bank will promptly notify Borrower when it debits Borrower’s accounts. These debits are not a set-off. Payments received after 2:00 p.m. Pacific Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.
2.4 Fees.
Borrower will pay:
     (a) Facility Fee. A fully earned, non-refundable Facility Fee of $18,750, due on the Closing Date; and
     (b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred after the date of this Agreement, are payable when due.
3. CONDITIONS OF LOANS
3.1 Conditions Precedent to Initial Credit Extension.
Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receives the agreements, documents and fees it reasonably requires, including the Guaranty of Partners Group.
3.2 Conditions Precedent to all Credit Extensions.
Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:
     (a) timely receipt of any Payment/Advance Form; and
     (b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the date of each Credit Extension (except for such representations and warranties that specifically refer to an earlier date, in which case such representations and warranties were true and correct were materially true on such earlier date) and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain materially true (except for such representations and warranties that specifically refer to an earlier date, in which case each Credit Extension is Borrower’s representation and warranty that such representations and warranties were materially true on such earlier date).

4. CREATION OF SECURITY INTEREST
4.1 Grant of Security Interest.
Each Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, Bank’s security interest will be a first priority security interest in the Collateral. During the continuance of an Event of Default, Bank may place a “hold” on any deposit account pledged as Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations (other than inchoate indemnity obligations and performance obligations).
4.2 Authorization of File.
Each Borrower authorizes Bank to file financing statements without notice to such Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral; provided, however, that Bank shall provide such Borrower with copies of all such financing statements.
5. REPRESENTATIONS AND WARRANTIES
References to Borrower shall refer to Capital Management, Venture Partners and/or Healthcare Partners, as applicable. Borrower represents and warrants as follows:
5.1 Due Organization and Authorization.
Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Except as disclosed in the Schedule, Borrower has not changed its state of formation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of formation.
The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.
5.2 Collateral.
Borrower has good title to the Collateral, free of Liens except Permitted Liens or Borrower has Rights to each asset that is Collateral. Borrower has no other deposit account, other than the deposit accounts described in the Schedule and the deposit accounts, if any, subsequently disclosed in writing to Bank. The Accounts are bona fide, existing obligations. The Collateral is not in the possession of any third party bailee. If Borrower, after the Closing Date, intends to store or otherwise deliver the Collateral to a bailee, then it will receive the prior written consent of Bank and such bailee must acknowledge in writing that such bailee is holding such Collateral for the benefit of Bank.
5.3 Litigation.
Except as shown in the Schedule or disclosed in writing to Bank after the Closing Date, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, including its internal legal counsel, threatened by or against Borrower in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Adverse Change in Financial Statements.
All financial statements for Borrower delivered to Bank fairly present in all material respects Borrower’s financial condition and Borrower’s results of operations. There has not been any material deterioration in Borrower’s financial condition since the date of the most recent financial statements submitted to Bank.
5.5 Solvency.
Borrower is able to pay its debts (including trade debts) as they mature.
5.6 Regulatory Compliance.
Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s properties or assets has been used by Borrower or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.
5.7 Investments in Subsidiaries.
Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
5.8 True and Correct Copy of the LLC Agreement.
The LLC Agreement given to Bank is a true and correct copy of the Borrower’s LLC Agreement.
5.9 Full Disclosure.
No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.
6. AFFIRMATIVE COVENANTS
References to Borrower shall refer to Capital Management, Venture Partners, Healthcare Partners and/or Tailwind, as applicable. Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations (other than inchoate indemnity and performance obligations):

6.1 Government Compliance.
Borrower will maintain its legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.
6.2 Financial Statements, Reports, Certificates.
     (a) Bank shall receive: (i) from Borrower, as soon as available, but no later than 60 days after the last day of each fiscal quarter (except the 4th quarter), a company prepared balance sheet and income statement covering Borrower’s operations during the period certified by a Responsible Officer and in a form reasonably acceptable to Bank; provided, however, that Tailwind shall not have to provide such financial statements prior to December 31, 2004, with the first financial statements of Tailwind delivered under this clause being with respect to the first fiscal quarter of 2005; (ii) from Partners Group, as soon as available, but no later than 60 days after the last day of each fiscal quarter (except the 4th quarter), a company prepared consolidated balance sheet and income statement covering Partners Group’s consolidated operations during the period certified by a Responsible Officer and in a form reasonably acceptable to Bank; (iii) from Borrower, as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year, company prepared balance sheet and income statement covering Borrower’s operations during such fiscal year certified by a Responsible Officer and in a form reasonably acceptable to Bank; (iv) from Partners Group, as soon as available, but no later than 120 days after the last day of Partners Group’s fiscal year, company prepared consolidated balance sheet and income statement covering Partners Group’s consolidated operations during such fiscal year certified by a Responsible Officer and in a form reasonably acceptable to Bank; (v) from Borrower, as soon as available, but no later than 120 days after the last day of the applicable fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, for each Principal Fund evidencing such Principal Fund’s payment to Borrower of the Management Fees, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (vi) from Borrower, a prompt report of any legal actions pending or threatened against Borrower that could reasonably be expected to result in damages or costs to Borrower of $100,000 or more; and (vii) from Borrower, budgets, sales projections, operating plans or other financial information Bank reasonably requests.
     (b) Within 60 days after the last day of each fiscal quarter (except the 4th quarter), Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.
     (c) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits will be conducted only when an Event of Default exists.
6.3 Taxes.
Borrower will make timely payment of all material federal, state, and local taxes or assessments, except those being contested in good faith by appropriate proceedings and for which adequate reserves have been created and will deliver to Bank, on demand, appropriate certificates attesting to the payment.
6.4 Insurance.
Borrower will keep its business and the Collateral insured for risks and in amounts, as are customarily carried by Persons engaged in the same or similar business as Borrower.

6.5 Primary Accounts.
Borrower will maintain its primary depository and operating accounts with Bank.
6.6 Financial Covenant.
Borrower will receive during each fiscal quarter, as determined on the last day of the fiscal quarter, Management Fees of not less than 75% of the amount specified below:

Minimum Management Fees Received During
Fiscal Quarter	Fiscal Quarter
Fiscal Quarters for 2004 Fiscal Year	$6,377,230
Fiscal Quarters for 2005 Fiscal Year	$5,431,849
Fiscal Quarters for 2006 Fiscal Year	$3,168,973
Fiscal Quarters for 2007 Fiscal Year	$2,504,411
6.7 LLC Agreement, Capital Contribution.
Borrower shall enforce all of its rights under its LLC Agreement in accordance with its past business practice and in the exercise of its business judgment and will not amend its LLC Agreement in any way affecting capital contributions under its LLC Agreement or its Obligations under this Agreement without prior written consent of Bank.
7. NEGATIVE COVENANTS
References to Borrower shall refer to Capital Management, Venture Partners, Healthcare Partners and/or Tailwind, as applicable. Borrower will not do any of the following without Bank’s prior written consent (which shall be a matter of its good faith business judgment), for so long as Bank has an obligation to lend and there are any outstanding Obligations:
7.1 Dispositions.
Convey, sell, lease, transfer or otherwise dispose of all or any part of its business or property outside the ordinary course of business of Borrower.
7.2 Changes in Business, Ownership, Management or Locations of Collateral.
Engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its ownership of greater than 25% or, in the case of Capital Management, have a material change of management of greater than 25%. Borrower will not, without at least 30 days prior written notice, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name or add any new offices or business locations in which Borrower stores or maintains over $25,000 in Collateral.
7.3 Mergers or Acquisitions.
Merge or consolidate with any other Person, or, except as authorized in its LLC Agreement, acquire all or substantially all of the capital stock or property of another Person.
7.4 Indebtedness.
Create, incur, assume, or be liable for any Indebtedness other than Permitted Indebtedness.

7.5 Encumbrance.
Create, incur, or allow any Lien on any Collateral, or assign or convey any right to receive income, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted hereunder, subject to Permitted Liens, or create, incur, or allow any Lien on any Fund Interests.
7.6 Distributions; Investments.
Except as authorized by its LLC Agreement, directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except pursuant to and in accordance with the LLC Agreement.
7.7 Transactions with Affiliates.
Except as authorized by its LLC Agreement, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.
7.8 Subordinated Debt.
Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any material provision in any document relating to the Subordinated Debt without Bank’s prior written consent.
7.9 Compliance.
Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.
7.10 LLC Agreement.
Except with the prior consent of Bank, Borrower shall not amend, modify or waive any material provision in its LLC Agreement that diminishes Bank’s rights hereunder or with respect to the Collateral. Except as authorized by its LLC Agreement, Borrower shall not permit or make any withdrawals by or distributions to any of its members; and Borrower shall not voluntarily permit its dissolution or liquidation.
8. EVENTS OF DEFAULT
Any one of the following is an Event of Default:
8.1 Payment Default.
If Borrower fails to pay any of the Obligations consisting of principal or interest within 3 Business Days after their due date of fails to pay any other of the Obligations within 10 days after their due date (provided that no Credit Extensions will be made during such cure period);

8.2 Covenant Default.
     (a) If Borrower fails to perform any obligation under Section 6.2 or violates any of the covenants contained in Article 7 of this Agreement, or
     (b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days after the occurrence thereof) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);
8.3 Material Adverse Change.
If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations (the foregoing being defined as a “Material Adverse Change”).
8.4 Attachment.
If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);
8.5 Insolvency.
If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);
8.6 Other Agreements.
If there is a default that is not waived in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $500,000 or that could reasonably be expected to cause a Material Adverse Change;
8.7 Judgments.
If a money judgment(s) is rendered against Borrower in an aggregate amount not covered by insurance of at least $100,000, and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8 Misrepresentations.
If Borrower or any officer of Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or any other Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any other Loan Document; or
8.9 Guaranty.
Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations within ten (10) days of the date such performance was due, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.3, 8.4, 8.5 or 8.7 occurs to any Guarantor.
8.10 Failure to Receive a Capital Call.
If a Principal Fund fails to receive 95% of its Capital Contributions from its General Partners and Limited Partners when requested within forty-five (45) days of the date requested; provided, however, that (i) an Event of Default shall not occur if a General Partner or Limited Partner purchases the partnership interest of the defaulting General Partner or Limited Partner and the purchaser makes the required Capital Contribution of the defaulting partner within ninety (90) days of the date that the Capital Contributions were requested, and (ii) an Event of Default under this Section shall be automatically cured if, prior to Bank accelerating the Obligations, a General Partner or Limited Partner purchases the partnership interest of the defaulting General Partner or Limited Partner and the purchaser makes the required Capital Contribution of the defaulting partner.
9. BANK’S RIGHTS AND REMEDIES
9.1 Rights and Remedies.
When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
     (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs, all Obligations are immediately due and payable without any action by Bank);
     (b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
     (c) Settle or adjust disputes and claims directly with account debtors under the Accounts for amounts, on terms and in any order that Bank considers advisable; notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit;
     (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises (subject to the rights of any landlord), without charge, to exercise any of Bank’s rights or remedies;

     (e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;
     (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; and
     (g) Dispose of the Collateral according to the Code.
9.2 Power of Attorney.
Effective only when an Event of Default exists, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed.
9.3 Bank Expenses.
If Borrower fails to pay any amount or furnish any required proof of payment to third persons that is required hereunder, Bank may make all or part of the payment. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4 Bank’s Liability for Collateral.
If Bank complies with reasonable banking practices and Section 9207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Except as provided above, Borrower bears all risk of loss, damage or destruction of the Collateral.
9.5 Remedies Cumulative.
Bank’s rights and remedies under this Agreement, the other Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.
9.6 Demand Waiver.
Except as specifically provided otherwise herein or in any other Loan Document, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES AND WAIVERS
10.1 Notices.
Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified United States mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower	Thomas Weisel Capital Management LLC
One Montgomery Street
San Francisco, CA 94104
Attn: Mr. Robert West
FAX: 415-364-5961

and to	Thomas Weisel Venture Partners LLC
One Montgomery Street
San Francisco, CA 94104
Attn: Mr. Robert West
FAX: 415-364-5961

and to	Thomas Weisel Healthcare Venture Partners LLC
One Montgomery Street
San Francisco, CA 94104
Attn: Mr. Robert West
FAX: 415-364-5961

and to	Tailwind Capital Partners LLC
One Montgomery Street
San Francisco, CA 94104
Attn: Mr. Robert West
FAX: 415-364-5961

If to Bank	Silicon Valley Bank
3000 Sand Hill Rd., Ste. 150, Bldg. 3
Menlo Park, CA 94025
Attn: Doug Hamilton
FAX: 650-233-9061
10.2 Subrogation and Similar Rights.
Notwithstanding any other provision of this Agreement or any other Loan Document, until the Obligations have been full and finally paid (other than inchoate indemnity and performance obligations), each Borrower irrevocably waives all rights that it may have at law or in equity (including any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 10.2 shall be null and void. If any payment is made to a Borrower in contravention of this Section 10.2, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
10.3 Waivers of Defenses.
Each Borrower, to the extent that it is a guarantor of the Obligations, waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by a Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of either Borrower. Each Borrower, to the extent that it is a guarantor of the Obligations, also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder. Each Borrower, to the extent that it is a guarantor of the Obligations, waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against any other Borrower or any other Person liable to Borrower with respect to the Obligations in any manner or whatsoever. Each Borrower assumes the responsibility for being and keeping itself informed of any other Borrower’s financial condition and of all other circumstances bearing on the risk of nonpayment of the Obligations and that Bank shall have no duty to advise it of information that Bank has regarding the foregoing.
10.4 Waiver of Subrogation and Other Guarantor Defenses.
Each Borrower, to the extent that it is a guarantor of the Obligations and to the extent permitted by law, waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.
10.5 Right to Settle, Release.
     (a) Each Borrower’s liability hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, or rights, if any, which Borrower may now or hereafter have against any other Person, including any other Borrower, or property with respect to any of the Obligations.
     (b) Without notice to any other Borrower and without affecting the liability of any other Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to another Borrower, (ii) grant other indulgences to another Borrower in respect of the Obligations, (iii) modify in any manner any documents, relating to the Obligations with respect to another Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations whether pledged by another Borrower or any other Person, or (v) compromise, settle renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION THEREUNDER, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
12. GENERAL PROVISIONS
12.1 Successors and Assigns.
This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent, which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.
12.2 Indemnification.
Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower under the Loan Documents (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
12.3 Time of Essence.
Time is of the essence for the performance of all obligations in this Agreement.
12.4 Severability of Provision.
Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.5 Amendments in Writing, Integration.
All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.
12.6 Counterparts.
This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one agreement.
12.7 Survival.
All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8 Confidentiality.
In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, as long as such subsidiaries and affiliates honor the Bank’s obligations under this section, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
12.9 Attorneys’ Fees, Costs and Expenses.
In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.
13. DEFINITIONS
13.1 Definitions.
In this Agreement:
“Advance” or “Advances” is a loan advance (or advances) under the Committed Credit Facility.
“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Bank Expenses” are all reasonable out of pocket audit fees and expenses (subject to Section 6.2(c)’s limitations on Bank’s audit rights) and all reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).
“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.
“Capital Contribution(s)” means for any Limited Partners and General Partners of a Fund, the sum of the cash and other property required to be contributed to the Fund’s capital in connection with a capital call, when requested.
“Closing Date” is the date of this Agreement.
“Code” is the California Uniform Commercial Code, as applicable.
“Committed Credit Facility” is the collective Advances of up to $5,000,000.
“Collateral” is the property described on Exhibit A.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.
“Credit Extension” is each Advance or any other extension of credit by Bank for Borrower’s benefit.
“Draw Period” is the period commencing on the Closing Date and terminating on the second anniversary of the Closing Date.
“Closing Date” is the date Bank executes this Agreement.
“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
“Fund Interests” means Borrower’s partnership interests in the Funds.
“Funds” means the limited partnerships for which a Borrower is the general partner and/or management company, including, as of the Closing Date, Thomas Weisel Capital Management, L.P., Thomas Weisel Strategic Opportunities Partners, L.P., Tailwind Capital Management, L.P., Thomas Weisel Venture Partners, L.P., Thomas Weisel Healthcare Venture Partners, L.P., TWP CEO Founders Circle (QP), L.P., TWP CEO Founders Circle (Al), L.P., Thomas Weisel Capital Partners Employee Fund L.P., Thomas Weisel Capital Partners (Dutch) LLC.
“GAAP” is generally accepted accounting principles.
“General Partner(s)” means those individuals or entities denominated general partners of a Fund under or by reason of the Fund’s Partnership Agreement.
“Guarantor” is any present or future guarantor of the Obligations, including Partners Group.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.
“Insolvency Proceeding” is a proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Limited Partner(s)” means those individuals or entities denominated limited partners of a Fund under or by reason of the Fund’s Partnership Agreement.

“LLC Agreement” means the limited liability company agreement and other organizing and governing documents of each Borrower.
“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.
“Management Fees” means the management fees that are payable to Borrower by the Funds.
“Material Adverse Change” is defined in Section 8.3.
“Maturity Date” is the third anniversary of the Closing Date.
“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.
“Partner” means any General Partner or Limited Partner.
“Partners Group” means Thomas Weisel Partners Group LLC, a Delaware Limited Liability Company.
“Partnership Agreement” means the partnership agreement and other organizing and governing documents of each Fund.
“Permitted Indebtedness” is:
     (a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;
     (b) Indebtedness existing on the Closing Date and shown on the Schedule;
     (c) Subordinated Debt;
     (d) Indebtedness to trade creditors incurred in the ordinary course of business;
     (e) Indebtedness secured by Permitted Liens;
     (f) Indebtedness incurred by refinancing of Indebtedness described in clause (b) of this definition.
“Permitted Investments” are:
     (a) Investments shown on the Schedule and existing on the Closing Date;
     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue;
     (c) Investments in accordance with Borrower’s investment practices from time to time, including capital contributions and co-investment obligations to the Funds, as described in the Funds’ partnership agreements;

     (d) Loan advances to officers, directors and employees of Borrower for travel, entertainment, relocation and analogous ordinary business purposes;
     (e) Investments in Partners Group; and
     (f) In the case of Capital Management, investments in the other Borrowers.
“Permitted Liens” are:
     (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;
     (c) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;
     (d) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;
     (e) carriers’, warehousemen’s, materialmen’s and mechanics’ and other similar liens imposed by law arising in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings for which adequate reserves are being maintained;
     (f) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation and other Liens to secure the performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business, whether pursuant to statutory requirements, common law or consensual arrangements;
     (g) any interest or title of a lessor under any lease entered into by Borrower and covering only the assets so leased;
     (h) Purchase money Liens on equipment, furniture and fixtures acquired, leased or held by Borrower, which Liens are incurred for financing the acquisition of the equipment, furniture and fixtures, if the Lien is confined to the property and improvements and the proceeds of the equipment, furniture and fixtures, to the extent that the aggregate principal amount of such indebtedness incurred does not exceed $1,000,000; and
     (i) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a), (c) and (h), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.
“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
“Principal Funds” means Thomas Weisel Capital Management, L.P., Thomas Weisel Venture Partners, L.P., and Thomas Weisel Healthcare Venture Partners, L.P.

“Responsible Officer” is the Chief Financial Officer, Chief Executive Officer or General Counsel of each of the managing members of Borrower and Partners Group, as applicable.
“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing.
BORROWER:
THOMAS WEISEL CAPITAL MANAGEMENT LLC

By:	/s/ Robert West

Name:	Robert West
Title:	Chief Financial Officer
THOMAS WEISEL VENTURE PARTNERS LLC

By:	/s/ Robert West

Name:	Robert West
Title:	Chief Financial Officer
THOMAS WEISEL HEALTHCARE VENTURE PARTNERS LLC

By:	/s/ Robert West

Name:	Robert West
Title:	Chief Financial Officer
TAILWIND CAPITAL PARTNERS LLC

By:	/s/ Robert West

Name:	Robert West
Title:	Chief Financial Officer
BANK:
SILICON VALLEY BANK

By:	/s/ Julie Schneider

Title:	Vice President